                                                                    EXHIBIT 12.1

                             WEBLINK WIRELESS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                                        THREE MONTHS
                                   YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED      ENDED      YEAR ENDED
                                  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31   DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                      1995          1996          1997         1998 (1)       1999          2000          2000
                                   ---------     ---------     ---------     ---------     ---------     ---------     ---------
Earnings:
  Net loss ....................    $ (53,113)    $ (48,598)    $ (43,887)    $ (59,316)    $ (99,867)    $ (41,636)    $(117,801)
  Add:  Amount of
     previously capitalized
     interest amortized .......           --            --            --           252         2,288           572         2,288
  Add: Fixed charges ..........       30,720        35,041        38,499        43,798        65,310        16,681        65,649
                                   ---------     ---------     ---------     ---------     ---------     ---------     ---------
  Adjusted earnings ...........      (22,393)      (13,557)       (5,388)      (15,266)      (32,269)      (24,383)      (49,864)

Fixed charges:
  Interest in
     indebtedness .............       28,383        32,368        36,672        52,645        63,452        16,070        63,418
  Amortization of debt
     issuance costs ...........        1,052         2,143           844         1,172         1,291           488         1,992
  Interest portion
     of rental and
     lease expense ............        1,285           530           983         1,428           567           123           239
                                   ---------     ---------     ---------     ---------     ---------     ---------     ---------
  Fixed charges ...............       30,720        35,041        38,499        55,245        65,310        16,681        65,649

Deficiency of
  earnings available to
  cover fixed charges .........    $ (53,113)    $ (48,598)    $ (43,887)    $ (70,511)    $ (97,579)    $ (41,064)    $(115,513)
                                   =========     =========     =========     =========     =========     =========     =========

Earnings to fixed charges ratio           --            --            --            --            --            --            --

(1) The fixed charge adjustment to earnings excludes $11.4 million of capitalized interest.